Exhibit 99.1

PHP HEALTHCARE
CORPORATION
                      FOR IMMEDIATE RELEASE
                                 For more information contact:

                                 Charles H. Robbins
                                 Chairman and CEO
                                 (703) 758-3600

                                 Jack M. Mazur
                                 President
                                 (703) 758-3600

      PHP HEALTHCARE AND BLUE CROSS/BLUE SHIELD TO CONVERT
     NEW JERSEY HEALTH CENTERS INTO PROVIDER BASED NETWORKS

       Reston,   Virginia,  April  25,  1996  --  PHP  Healthcare

Corporation (NYSE: PPH) announced today that it has entered  into a  letter of intent to acquire from Blue Cross and Blue Shield of

New Jersey, Inc., 10 primary care family health centers.

      Under  a  10-year  agreement  entered  into  in  1994,  PHP

Healthcare designed and built, and is currently managing  the  10 family  health centers which currently serve BCBSNJ and HMO  Blue beneficiaries  throughout New Jersey.  As part  of  the  existing management  agreement,  PHP recruited  primary  care  physicians,

referral   sources   and  health  center  staff,   and   it   has

responsibility for the day-to-day operations of the centers.

      Under  the  letter of intent, PHP would acquire the  health

centers'  assets for up to $33 million in cash.   PHP  Healthcare

intends  to incorporate the health centers as the cornerstone  of

its  new  generation of integrated systems of care  (ISOC).   The

ISOC  would  operate on a non-exclusive basis as a  participating provider  network  of  BCBSNJ, HMO Blue  and  other  third  party payers.  The ISOC will resemble other networks managed by PHP  as presently constituted in Connecticut, Georgia and Florida,  which align  PHP Healthcare with local hospital and physician partners.

PHP  and  BCBSNJ/HMO  Blue  will enter into  provider  agreements giving  favorable  pricing to the BCBSNJ/HMO  Blue  managed  care products.



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      Charles H. Robbins, Chairman and CEO of PHP, stated he  was delighted  with the opportunity to continue to serve  BCBSNJ  and excited with the prospects of growth of the ISOCs in the state of

New Jersey.

      William  J.  Marino, President and CEO  of  BCBSNJ  stated:

"Creation  of  the  health centers advanced  the  development  of primary managed care capability in New Jersey.  That achieved, we are  very pleased to incorporate PHP and the health centers  into the  framework of contractual arrangements we are developing with other providers throughout the region to serve our customers."

     Neither party has any plans to change the services currently available  through  the  health centers  or  the  fees  currently charged to Blue Cross Blue Shield customers due to the change  in ownership of the centers.

      Completion  of the transaction is subject to,  among  other things,  the  completion  of  due  diligence,  the  execution  of definitive  agreements and the receipt of all necessary  consents

and  approvals.   Although the parties  intend  to  complete  the

transaction  by  June 30, 1996, there can be no assurance  as  to when or if the contemplated transaction will be completed.

      Based  in  Reston, Virginia, PHP Healthcare  has  20  years experience developing innovative health care delivery systems for public  agencies, corporations, communities, and large population

centers.   It has pioneered the development of primary care-based

ISOCs  linked  to all components of a managed care network.   The

Company  currently operates more than 70 health care projects  in

22 states.


                              # # #

Corporate Headquarters   11440 Commerce Park Drive, Reston,
Virginia 22091  (703) 758-3600

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